Exhibit 99.3

As you may recall, I previously informed you that we would be offering a stock option exchange program pending our shareholders’ approval. I am pleased to tell you that our shareholders approved our proposal and we are now beginning the process. As the first step in that process, today we mailed to employees with eligible options the announcement of our upcoming stock option exchange program along with other preliminary communications.

I have attached a copy of these materials for your review in the event you are approached with inquiries from your employees. These materials will also be filed today with the Securities and Exchange Commission and will be available free of charge to all employees. Further information will be mailed to the employees regarding this program as stated in the Safeway Stock Option Exchange Communication Overview and Timeline document.

Please read this email in its entirety and understand your role with regards to all communications about this program with your employees.

WHAT WE WANT YOU TO DO

➢	Read carefully through all the attached materials, especially the instructions on “what you cannot say or do”
➢	Address any questions to your HR Director
➢	Understand your role, especially on your communication with the employees
➢	Encourage employees to read their communication materials carefully
➢	Remind employees of the deadlines
➢	Direct employees with questions to the Safeway Stock Exchange web site and hotline that will become available on September 7, 2004
➢	Direct employees to consult with their own financial advisor as to their decision to participate in the exchange program

WHAT YOU CANNOT SAY OR DO

➢	You cannot advise employees as to their participation in the exchange program
➢	You cannot encourage or discourage employees to exchange or not exchange their eligible options
➢	You cannot interpret any communication for employees, simply repeat what is stated in the documents

Additional information about the Safeway Stock Option Exchange program is provided in the enclosed documents. Please note that the tender offer will only be made through an offer to purchase and a related tender offer statement. The tender offer statement and exchange form will be mailed to all eligible employees on September 7, 2004. The materials also will be available free of charge at www.safewayexchange.com and the SEC’s web site at http://www.sec.gov on and after September 7. This communication is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell Safeway securities.

Please review this material carefully and contact Lina Naumann (925) 226-5042 or myself with any questions.

Jerry Warren

(925) 226-5223